UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2012

GREENHUNTER ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33893	20-4864036
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1048 Texan Trail GRAPEVINE, TEXAS		76051
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (972) 410-1044

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Item 3.02 Unregistered Sales of Equity Securities

On August 27, 2012, the Company entered into a Securities Exchange Agreement with the sole holder of all of its outstanding Series A and Series B Convertible Preferred Shares. Pursuant to the terms of the Securities Exchange Agreement, $8.6 million of Series A 8% Preferred Stock will be exchanged for 345,000 shares of Series C Preferred Stock (non-convertible), and $9.8 million of Series B Preferred Stock will be converted at a price of $4.00 per share into 2,450,500 shares of Common Stock of the Company. Final closing of the Agreement is expected as soon as necessary regulatory approvals have been received from the NYSE.

As a result of this exchange and conversion of securities, potential dilution to Common Stock shareholders has been significantly reduced. Additionally, by removing $18.5 million of liquidation preference that was previously senior to the Series C 10% Cumulative Preferred Stock (non-convertible), the Series C shares are now the only outstanding preferred securities of the Company. Both the Series C and Common Stock issued in this exchange transaction are subject to certain restrictions on future resale.

The Company completed this transaction in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “1933 Act”), and Rule 506 of Regulation D as promulgated by the United States Securities and Exchange Commission under the 1933 Act.

The Securities Exchange Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The Company’s press release dated August 29, 2012 is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits.

Exhibit Number	Exhibit Title
10.1	Securities Purchase Agreement between the Company and West Coast Opportunity Fund, LLC, dated August 27, 2012

99.1	Press Release dated August 29, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREENHUNTER ENERGY, INC.

Date: August 29, 2012	By:	/s/ Morgan F. Johnston
	Name:	Morgan F. Johnston
	Title:	Sr. VP, General Counsel and Secretary

Exhibit Number	Exhibit Title
10.1	Securities Purchase Agreement between the Company and West Coast Opportunity Fund, LLC, dated August 27, 2012

99.1	Press Release dated August 29, 2012